Exhibit 99.2
Consumer Analyst Group of New York (CAGNY) Conference

February 23, 2022

Philip Morris International Inc.

JACEK OLCZAK

(SLIDE 1.)

Hello everyone and welcome. I am Jacek Olczak, Chief Executive Officer of Philip Morris International. I am joined by Emmanuel Babeau, our Chief Financial Officer. It is our great pleasure to be back presenting at CAGNY, albeit in a virtual format.

(SLIDE 2.)

I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 3.)

Here are the key messages for today. As demonstrated by the tremendous success of IQOS, we have invested over the long-term in our scientific, product development and commercial capabilities to deliver ground-breaking innovations. Despite these substantial investments, we have continued to deliver best-in-class top-and-bottom line performance and generously reward shareholders from our robust cash flows.

This model of innovation and investment will allow us to deliver sustainable, high-quality growth over the years to come, including our 2021-23 CAGR targets of more than 5% in organic net revenues and more than 9% in currency-neutral adjusted diluted EPS.

(SLIDE 4.)

Let me remind you of our progress. We have invested over $9 billion in the capacity to bring smoke-free products to market, with a significant portion of this investment made before any revenues were realized. This built the IQOS business of today, which has grown to $9 billion in annual net revenues.

Despite this heavy investment, we have consistently delivered excellent growth and rewarded shareholders. In the last 5 years, we grew organic net revenues by a CAGR of 5.0% and currency-neutral adjusted diluted EPS by a CAGR of 10.5% while paying $36 billion in dividends.

(SLIDE 5.)

The best testimony to this investment is that smoke-free products are now the core engine of our growth, passing 30% of our net revenues in the last quarter of 2021.

Smoke-free products are designed to replace cigarettes, serving consumer needs and society by accelerating the decline of smoking. We continue to innovate and broaden the reach of our portfolio. IQOS leads the growth of heat-not-burn, the biggest and most effective category. Our early commitment allowed us to build and develop the capabilities, technology, products and brand to cement a sustainable first-mover advantage. Importantly, we are now leveraging this R&D and commercial infrastructure to expand in e-vapor and nicotine pouches. We also see an attractive mid-to-long term opportunity in other forms of cigarette replacement alternatives, notably in oral delivery.

In combustibles, maintaining our leading share is an important enabler of this transition. Through direct communication with our smokers, where permitted, we can encourage them to consider better alternatives. Our leverage with the retail trade helps to secure distribution and prominence for our smoke-free portfolio.

(SLIDE 6.)

Achievement of the 50% target entails going smoke-free on a market-by-market basis. We have already reached this milestone in 10 markets, which represent over 25% of total net revenues, including the significant geographies on this slide. The 50% threshold was reached in Italy and the Czech Republic in 2021, while Greece and Japan are now at two- thirds or higher. This clearly demonstrates the power of our transformation, and the potential to go much further than 50% over the longer term.

(SLIDE 7.)

We are also making strong progress in 3 of our 4 largest regions by net revenue. With the East Asia and Australia Region now approaching 60% smoke-free net revenues, Eastern Europe and the EU Region are also moving firmly in the right direction. In the other regions we are working to achieve the right regulatory environments in order to accelerate the progress of smoke-free alternatives.

(SLIDE 8.)

In addition to this, we are now building the foundations to capture the significant long- term opportunities in Wellness and Healthcare. As with our IQOS business, this requires a long-term vision and upfront investment in critical development capabilities to build a strong pipeline of products. The acquisitions of Fertin and Vectura last year jump-started our journey, and we are now progressing and enhancing our initial pipeline. I will return to give more on this later.

(SLIDE 9.)

Turning back to our core business of smoke-free products. There is growing evidence and recognition that RRPs have a positive public health impact. The facts are simple. Combustion and smoking are the primary cause of smoking-related disease. Removing combustion significantly reduces the harms of nicotine consumption. Moreover, nicotine is a critical part of the solution to the public health impact of smoking, as it allows reduced risk products to offer an acceptable alternative for adult smokers, who do not quit nicotine consumption, to switch to. Clearly, the right marketing regulation and surveillance has to be in place to minimize unintended use, especially among youth.

Regrettably, as we covered at investor day last year, there exists societal confusion on these simple facts on nicotine. This is exacerbated by the misinformation campaigns of certain NGOs and has led to both consumer misunderstanding and instances of misguided regulation.

The simple facts are based on clear scientific evidence and have been recognized by both governmental and independent authorities in their assessments, including the U.S. FDA. Evidence indicates that completely switching to smoke-free products such as heat- not-burn, e-vapor or nicotine pouches does, or is likely to, substantially reduce exposure to harmful and potentially harmful chemicals compared with continuing to smoke. We are also working to go beyond measuring exposure to generate further real-world evidence and clinical data demonstrating the benefits of switching. In addition, we believe greater societal focus on the health impact of nicotine in isolation is needed, and we plan to play our part in furthering this understanding through our own research.

It follows that there is a very significant public health opportunity from encouraging smokers, who would otherwise continue smoking, to switch. To precisely quantify the benefit of reduced disease through long-term epidemiology will take time, as these products are still new. However, there is now a growing base of real-world evidence which supports this ultimate conclusion.

(SLIDE 10.)

Let me recap on two time-trend analyses in Japan which we showed last year. First, we observed a downward trend in hospitalizations for COPD exacerbations over the period since heated tobacco products, led by IQOS, were introduced.

(SLIDE 11.)

Second, we also see an encouraging trend in the decline of admissions for ischemic heart disease in Japan, coinciding with the introduction of heated tobacco products.

(SLIDE 12.)

In addition, independent studies that measure disease risk using epidemiology are starting to emerge. We show an example here from South Korea using data from the National Health Insurance Service.

(SLIDE 13.)

Compared to continued smoking, switching to smoke-free products was associated with 23% lower risk of developing cardiovascular disease among both recent switchers and long-term switching. Long-term quitters, or those who had quit all products for more than 5 years were associated with 37% lower risk. You can see the full study at the linked web address.

Given smoke-free products are only a few years old, this is not yet long-term epidemiology, and it will be very interesting to see how the data evolves over time. It’s also worth noting this is product-agnostic on the smoke-free category, though we know by far the biggest segment is heated tobacco, where the main brands in Korea are IQOS and LIL. This is further encouraging evidence for the harm reduction potential of smoke- free products.

(SLIDE 14.)

With such growing evidence pointing to public health benefit, it is becoming ever clearer that smoke-free alternatives have a sustainable future. Technology and innovation provide great experiences to consumers, which is critical to convince them to switch from cigarettes, and not to go back to smoking.

Innovation also provides increasingly safer ways to deliver nicotine, while preserving the perceived benefits and enjoyment for the consumer.

EMMANUEL BABEAU

(SLIDE 15.)

The rapid success of smoke-free products drives an attractive growth outlook for the industry. While recent history has been more volatile due to the pandemic, we estimate total nicotine consumption excluding the U.S. and China is declining at an underlying rate of around -1%; with retail value growing mid-single digit.

Within this overall trend, smoke-free products are rapidly gaining volume share with both heat-not-burn and overall smoke-free expected to roughly double in size between 2021 and 2025 to 10% and 15% respectively.

In terms of retail value, heat-not-burn remains by far the biggest smoke-free category, driven by the quality of experience and high rates of conversion. We expect its recent strong growth to continue at a CAGR of 25% or more over the next 4 years. With e-vapor also expected to grow double-digit and very fast growth from a small base for nicotine pouches, smoke-free products should continue to drive the majority of total industry value creation.

(SLIDE 16.)

The growth of smoke-free products is replacing cigarette consumption. In the 10 markets where IQOS HTUs have the highest share, cigarette category declines have accelerated.

(SLIDE 17.)

Given this structural growth, our leadership means we are well set to naturally gain share of the total industry over time. Our retail value share of smoke-free products is more than double our share of cigarettes at an estimated 59% in 2021, despite a very small presence in e-vapor. As we have covered previously, smoke-free products are also more profitable.

JACEK OLCZAK

(SLIDE 18.)

Innovation is driven by consumer needs. While cigarettes saw 2 meaningful innovations in 70 years, there has been a sharp acceleration with the advent of smoke-free products. This is illustrated by the fast evolution of the three main smoke-free categories in the last decade, making it critical not only to keep up, but to lead in consistently bringing new and better products to consumers.

Consumer needs reflect the desire to maintain the ritual, taste and satisfaction of smoking. There is also a fundamental preference for convenience to accelerate smoker conversion. This shift towards convenience is visible in the progression from IQOS 3 to ILUMA, from open tank to closed pod to disposable e-vapor products, and from snus to nicotine pouches. We plan to replicate our rapid heat-not-burn innovation in e-vapor and oral nicotine.

(SLIDE 19.)

Investment in our innovation pipeline and deployment capabilities has allowed us to lead the innovation of the category, catering to a broadening range of consumer preferences, occasions, form factors and price points. As a result, the competitive gap has consistently grown in recent years, as shown by the comparison of estimated retail sales on this slide. It’s also notable that the gap from the leading two players to the others is growing, again showing the importance of commitment to the category.

(SLIDE 20.)

We are building a pipeline of growth initiatives to drive the achievement of our 50% smoke-free target. While heat-not-burn retains the lion’s share of the smoke-free category and of its growth, we now have a more balanced and complete multi-category portfolio.

This is increasingly important as smoke-free poly-usage becomes more prevalent. An IQOS heat-not-burn user may use an e-vapor or pouch product in certain moments or situations, and vice versa. Having a full portfolio leveraging our commercial infrastructure allows us to serve the consumer across these different occasions.

As the undisputed leader in smoke-free innovation led by heat-not-burn, 2022 promises to be an exciting year for the deployment of our enlarged portfolio. While there remains some uncertainty on the availability of electronic device components, we are broadening our global growth base within and across categories, geographies, consumer segments and price tiers.

Nicotine pouches and e-vapor offer a very promising opportunity. We are also looking to develop disposable e-vapor products to complete the VEEV portfolio. Responsibly marketed disposables provide a convenient and simple entry point to adult smokers switching for the first time, and a hassle-free option for smoke-free poly-users.

(SLIDE 21.)

One of the biggest opportunities for converting smokers is in low-and-middle income markets, which make up 70% of international cigarette volumes. While already 30 of the 71 PMI smoke-free product markets at the end of 2021, we are still in the very early stages of growth in these geographies. In certain markets, differentiation in fiscal and regulatory treatment which considers the continuum of risk has been implemented. In some other markets, governments are yet to embrace tobacco harm reduction and there remains important work to do.

A clear consideration is affordability. However, in many countries, the premium cigarette segment is large in both volume and percentage terms. With strong effectiveness in the premium segment, there is ample room for the current IQOS portfolio to convert emerging market smokers and generate strong growth, as illustrated by our remarkable performance in Egypt since the Cairo launch 6 months ago.

In addition, there is a substantial opportunity in addressing smokers in the medium and below segments. We plan to introduce a new heat-not-burn device to expand the access for such consumers towards the end of this year. This will be a simple, convenient and affordable proposition which can cater to local taste preferences without compromising on harm reduction. We believe this product can also help address the lower price segment in developed countries, where our competitors are often positioned. With a full suite of heat-not-burn platforms, including the only true premium proposition of IQOS, we will have unmatched segmentation within the category.

EMMANUEL BABEAU

(SLIDE 22.)

Through our smoke-free transformation we have a powerful model of investment, innovation and growth. I will start with our top-line equation.

After positive volumes in 2021, albeit with a favorable comparison, we are targeting broad stability this year. We believe stable-to-growing volumes are sustainable over time as HTU growth offsets cigarette declines. Mathematically, at our current volume split, 20- 25% growth in HTU volumes compensates up to a 5% decline in cigarettes. As HTUs continue growing, this equation naturally becomes stronger, driven by a growing volume and value share of the industry.

As evident in recent performance, the higher net revenue per unit and gross margin of HTUs create a positive mix effect as they replace cigarettes.

Beyond HTUs, we expect e-vapor and nicotine pouches to also make a growing positive revenue contribution.

In addition, pricing on both categories is a key lever of growth. We believe combustible pricing can at least balance cigarette volume declines, including the impact of cannibalization, over the next few years.

(SLIDE 23.)

As outlined on this slide, when it comes to the profitability of smoke-free products, the key to success is conversion and loyalty. This derives from serving consumer needs, including the growing demand for convenience.

For closed-system e-vapor products, gross margins may be higher than cigarettes. However, the low degree of conversion and loyalty to both the category and individual brands has been exacerbated by aggressive device discounting and higher trade margins.

We estimate that exclusive use of nicotine pouches generates a gross profit per user between closed system e-vapor and heat-not-burn, with similar estimated economics for disposable e-vapor.

(SLIDE 24.)

I turn now to the overall profitability of our IQOS business, which is growing strongly through scale, operating leverage and efficiency. In 2021 the positive profit contribution, after commercial and R&D costs, grew by well over $1 billion organically.

This reflects RRP net revenues which increased by $2.3 billion, and while we don’t disclose gross profit by product category, this compares to a $0.5 billion increase in commercial and R&D costs for the whole of PMI, compared to a pandemic-depressed cost comparison in 2020.

JACEK OLCZAK

(SLIDE 25.)

Let me now expand on our plans for long-term growth in Wellness and Healthcare, which do not entail a standard pharma approach. We will be developing best-in-class differentiated products for unmet patient and consumer needs, starting from the demands of physicians, payers, patients and consumers, rather than drug discovery. We will be innovating in the method of delivery of existing approved and permitted molecules as well as the route-to-market, using digital tools.

Vectura & Fertin bring technology platforms at the forefront of innovation. Realizing our ambitions requires R&D investment in these platforms, and we intend to invest a broadly stable $150 to $200 million per annum over the next 3 years to develop our pipeline and target revenues from new products from 2024. With a focus on innovation, we are pursuing opportunities with strong returns and cash generation. Following the acquisitions of last year, our emphasis is on organic product development to deliver these revenues, with a possibility of smaller bolt-on acquisitions, co-development and partnerships to complement.

(SLIDE 26.)

As we have shown before, the addressable market for wellness and healthcare products is large and growing.

We have several focus areas in our pipeline. In healthcare, we believe there are significant unmet patient needs for fast and effective treatments in cardiovascular such as myocardial infarction, neurology such as migraine, which can be served via innovative solutions. We also see promising opportunities for pain management treatment with medical cannabis.

For consumer and OTC wellness products, we have several initiatives looking at focus, sleep, energy, pain and calm. We are also evaluating the promising applications for CBD in some of these areas, notably through oral delivery. Safe CBD dosage levels are now being defined by regulators in a number of countries, informed by clinical studies.

Given the attention around the topic, I also want to emphasize we have no intention to participate in the recreational cannabis market.

Another area of interest is in smoking cessation products, sometime known as NRT. As I mentioned earlier we see an opportunity to provide more effective solutions via consumer, OTC and Rx prescription pathways over time, building on Fertin’s current CDMO business.

(SLIDE 27.)

The business cycle and model in these new areas differs from consumer goods. Upfront investment is required and -- especially in Rx drugs -- a number of milestones must be achieved, such as clinical trials, to bring a product to market.

We show here an illustration of the time and complexity for the consumer wellness, OTC and Rx pathways. From a standing start, wellness products are quicker to commercialize. However, with some elements of our pipeline - such as the Otitopic Asprihale product - in the Rx late development stage, we are optimistic that our healthcare offering will start to bear fruit by 2025. As mentioned earlier, we plan to participate in the stages after drug discovery and have current pipeline plans covering the majority of our $1 billion net revenue target. However it’s important to note that peak sales for these initiatives are estimated to be significantly higher, supporting further growth beyond 2025 toward becoming a multi-billion business by 2030.

EMMANUEL BABEAU

(SLIDE 28.)

Innovating in wellness and healthcare is now an integral part of our long-term plan seeking to have a net positive impact. This topic featured in our new sustainability materiality report published last week, which identifies our ESG priorities. As shown here, product health impact remains our most material sustainability topic and main focus.

(SLIDE 29.)

The results of the assessment are reflected in our updated sustainability framework, shown on this slide. Identifying clear ESG priorities, the framework offers a distinction between the issues that relate to our products (or what we produce) and issues related to our business operations (or how we produce).

Building on the sophistication of our materiality results and new framework, I am proud to be taking our commitment to sustainability to the next level, by introducing an innovative new sustainability index. This will ensure we strive for best-in-class ESG performance with robustly measurable & verifiable metrics covering all our sustainability priorities.

As you will read in our proxy statement, the index will be integrated into our 3 year PSU incentive plan with a weighting of 30%. This complements the metrics already present in our annual and long-term compensation structure.

(SLIDE 30.)

Given the limitations of subjective and relative ESG ratings and assessments, we are committed to disclosing comparable and reliable data, methodology, and targets on our business.

Our integrated report is a leading example of consolidating financial and non-financial performance and disclosure, moving beyond purely qualitative assessment. We further recognize the need for more in depth, complementary, disclosures on specific ESG topics with recent examples shown here.

Last, we fully support regulatory developments toward the standardization of ESG reporting, and plan to be an early adopter.

JACEK OLCZAK

(SLIDE 31.)

I will now leave you with some key messages.

With smoke-free products, the core part of our transformation, we are well on track to reach 50% of net revenues by 2025.

After a strong 2021 we are very confident in the achievement of our net revenue and adjusted diluted EPS CAGR targets. We are delivering high-quality, sustainable organic growth and cash flows. We remain committed to generously rewarding shareholders through dividends and share repurchases as we continue our transformation.

Our path to 2025 is driven by continuous investment in innovation, and this year many of these growth initiatives will take hold.

Beyond 2025 we have an additional leg of growth through our Wellness and Healthcare business, where we are investing now for long-term returns.

We are leading on sustainability, remaining focused on our products. This gives us a tremendous opportunity to lead on delivering a significant positive impact for the more than 1 billion people who smoke, and society at large.

Thank you, and we look forward to speaking with you further this year.